Exhibit 10.2

SECOND AMENDMENT TO
OFFICER EMPLOYMENT AGREEMENT

This Second Amendment to Officer Employment Agreement ("Second Amendment") is entered into effective August 7, 2017, by and between Callaway Golf Company, a Delaware corporation (the "Company") and Brian P. Lynch ("Employee").

A.    The Company and Employee are parties to that certain Officer Employment Agreement entered into as of June 1, 2012, as amended on March 24, 2014 (collectively, the "Agreement").

B.    The Company and Employee desire to amend the Agreement pursuant to Section 10(b) of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and other consideration, the value and sufficiency of which are acknowledged, the Company and Employee agree as follows:

1.Title. Section 2 of the Agreement is amended to read:

“Employee shall serve as Senior Vice President, Chief Financial Officer, General Counsel and Corporate Secretary, of the Company. Employee's duties shall be the usual and customary duties of the offices in which Employee serves. Employee shall report to the Chief Executive Officer, or such other person as the Chief Executive Officer shall designate from time to time. The Board of Directors and/or the Chief Executive Officer of the Company may change employee’s title, position and/or duties at any time.”

2.	Compensation. Sections 4(a) and (b) of the Agreement are amended to read:

“(a)    Base Salary. In accordance with the Company’s usual review and pay practices, the Company agrees to pay Employee a base salary of no less than $400,000.00 per year (prorated for any partial years of employment), payable in equal installments on regularly scheduled Company pay dates. Employee agrees that the Company may increase Employee’s base salary without requiring an amendment of this Agreement through the use of a Personnel Action Notice.

(b)    Annual Incentive. The Company shall provide Employee an opportunity to earn an annual incentive payment based upon participation in the Company’s applicable incentive plan as it may or may not exist from time to time. Employee’s incentive target percentage is sixty-five percent (65%) of Employee’s annual base salary. Any annual incentive payment earned pursuant to an applicable incentive plan shall be payable in the first quarter of the following year.”

The balance of Section 4 shall remain unchanged.

3.    But for the amendments contained herein, and any other written amendments properly executed by the parties, the Agreement shall otherwise remain unchanged.

IN WITNESS WHEREOF, the parties have executed this Second Amendment effective as of the date first set forth above.

EMPLOYEE	COMPANY
Callaway Golf Company, a Delaware corporation

/s/ Brian P. Lynch	By: /s/ Chris Carroll
Brian P. Lynch	Chris Carroll
Senior Vice President, Global Human Resources